{FILED
{IN THE OFFICE OF
{SECRETARY OF STATE OT THE
{STATE OF NEVADA
{MAY 23, 1997
{No.:  C 2923-70
{/s/Dean Heller
{DEAN HELLER, SECRETARY OF STATE


                                CERTIFICATE OF AMENDMENT
                           TO THE ARTICLES OF INCORPORATION OF
                                 CHAMPION VENTURES, INC.

Pursuant to the provisions of the Nevada Revised Statutes CHAMPION VENTURES, INC,. a Nevada corporation, adopts the following amendments to its Articles of Incorporation:

1. The undersigned hereby certify that on the 17th day of May, 1997, a Meeting of the Board of Directors was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings and at which time the following resolution was duly adopted by the Board of Directors:

BE IT RESOLVED: That the Secretary of the corporation is hereby ordered and directed to obtain the written consent of stockholders owning at least majority or the voting power of the outstanding stock of the corporation of the following purpose:

To amend Article One to provide that the Corporation's name be changed from Champion Ventures, Inc. to Negate Systems, Inc.

To amend Article Three to provide that the corporation shall have the authority to issue an aggregate of ONE MILLION (1,000,000) shares of Preferred Stock, par value of $0.10 per share.

2. Pursuant to the provisions of the Nevada Revised Statutes, on May 17, 1997 a majority of the required quorum of stockholders holding 3,821,190 shares of the 13,094,447 shares outstanding or CHAMPION VENTURES, INC. gave their written consent by voting 3,807,023 shares FOR the Amendment to Article One of the Articles or Incorporation so that as amended it should read as follows:

Article One. The name of the corporation is: Netgate Systems, Inc.

Pursuant to the provisions of the Revised Statutes, on May 17, 1997 a majority or the required quorum of stockholders holding 3,821,190 shares of the 13,094,447 sham outstanding of CHAMPION VENTURES, INC. gave their written consent by voting 3,810,023 shares for the Amendment to Article Three of the Articles of Incorporation so that as amended it should read as follows:

Article Three. The number of shares which the Company is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares of common stock with a par value of $0.01 per share and ONE MILLION (1,000,000) shares of preferred stock with a par value of $0.10 per share.

The preferred stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation, each such series to be distinctly tided and to consist of the number of shares designated by the Board. All shares of any one series of Preferred Stock as designated by the Board shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if any shall accrue or be cumulative, or both. The designations, preferences, qualifications, limitations, restrictions, and other optional, special, participating or relative rights, if any, of the Preferred Stock and each series thereof, which may be designated by the Board, including but without limiting the generality of the foregoing. shall include the following:

1.  The voting rights and powers, if any, of such Preferred
Stock and each series thereof;

2. The rates and times at which, and the terms and conditions on which, dividends, if any, on each series of Preferred Stock will be paid, and any dividend preferences or rights of cumulation;

3. The rights, if any, of holders of Preferred Stock, and each series thereof, to convert the same into, or exchange the same for, share of other classes or series of classes, of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustments of conversion or exchange prices or rates in such events as the Board shall determine;

4. The redemption rights, if any, of the Corporation and the holders of the Preferred Stock and each series thereof and the times at which, and the terms and conditions on which. Preferred Stock, and each series thereof, may be redeemed;

5. The rights and preferences, if any, of the holders of Preferred Stock, and each series thereof, upon the voluntary or in-voluntary liquidation,dissolution or winding up of the Corporation; and

6.   A stated value per share for dividend or conversion purposes.

The purpose of authorizing preferred stock is to broaden the ability of the Company to use an alternate method of funding projects and raising working capital. There are no plans at the present time to issue preferred shares for raising working capital or funding projects. If the shareholders approve this proposal to authorize preferred shares, the Board of Directors will have the authority to issue the preferred shares for the benefit to the Company without soliciting a vote from the shareholders

The effects of the issuance of preferred shares on the current shareholders are minimal. No current plans on the issuance of preferred stock will result in any change in control of the Company. Each series of preferred shares will have voting rights which will be determined by the Board of Directors at the time of issuance, there arc no anti-takeover provisions. and the Company sees no threat and: therefore, no reason to implement such provisions at this time.

IN WITNESS WHEREOF, the undersigned, being the President and Secretary of CHAMPION VENTURES, INC., a Nevada corporation, hereunto affix their signatures this 22nd day of May, 1997.


CHAMPION VENTURES, INC.

By:  /s/Beth Hackathorn Gallegos, President


By:  /s/Art Hackathorn, Secretary

STATE OF COLORADO )
CITY AND          )
COUNTY OF DENVER )

On the 22nd day of May 1977, before me, the undersigned, a Notary Public, personally appeared Beth Hackathorn Gallegos, President and Art Hackathorn, Secretary of Champion Ventures, Inc., a Nevada Corporation, known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily and for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC
/s/ Kathleen J. Gallegos

My Commission Expires: Oct. 22, 1998

KATHLEEN J. GALLEGOS
NOTARY PUBLIC
STATE OF COLORADO